August 24, 2006


                                LICENSE AGREEMENT

         This License Agreement (the "Agreement") is entered into as of August ___, 2006 (the "Effective Date") by and between NYSE Group, Inc. a Delaware corporation, having an office at 11 Wall Street, New York NY 10005 ("NYSEG"), and IPOX Schuster LLC, a Delaware limited liability company, having offices at 141 West Jackson Boulevard, Chicago, Illinois 60604 ("IPOX").

         WHEREAS, IPOX owns rights in and to a methodology for tracking the performance of initial public offerings ("IPOs") and indexes that utilize such methodology (the "IPOX Indexes") and the proprietary data therein, and through a third party compiler and calculator, compiles, calculates, and maintains, the IPOX Indexes; and

         WHEREAS, NYSEG or its affiliates, including its wholly-owned subsidiaries, New York Stock Exchange LLC ("NYSE") and NYSE Arca, Inc. ("NYSE Arca") use in commerce and asserts trade name, service mark and trademark rights to the NYSEG marks set forth in Exhibit A hereto and other marks (the "NYSEG Marks"); and

         WHEREAS, IPOX (i) intends use its methodology to create the index or indexes identified from time to time by mutual agreement of the parties on Exhibit B hereto (the "NYSE IPOX Indexes"), and (ii) may use its methodology to create new indexes comprised of any set or subset of listings (which may include
IPOs) on the NYSE or NYSE Arca and (iii) desires to use the NYSEG Marks as part of the names of the NYSE IPOX Indexes; and

         WHEREAS, IPOX wishes to obtain, and NYSEG wishes to grant, a license to use NYSEG Marks pursuant to the terms and conditions hereinafter set forth; and

         NOW, THEREFORE, the parties hereto agree as follows:

1.      Certain Definitions.

(a) An "IPOX Affiliate" means all entities which are controlling, controlled by, or under common control with IPOX, which are registered under the U.S. securities laws or exempt therefrom, and are participants in the securities business. An "NYSEG Affiliate" means all entities which are controlling, controlled by, or under common control with NYSEG. As used herein, a person or entity will be deemed to "control" another person or entity if it directly or indirectly owns fifty percent (50%) or more of the voting securities, equity ownership interests, or profit interests of such person or entity. For the purposes of this section, the term "control" (including the terms "controlling," "controlled by," and "under common control with") means the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a party through the ownership of voting securities.

(b) "Fund" means a pooled investment vehicle, unit investment trust, trust, investment company or other collective or commingled investment vehicle (including, but not limited to, an issuer that is registered under the Investment Company Act of 1940), and any class thereof, that has the following characteristics: (1) the Fund issues, sells, and redeems blocks of shares or other interests, which blocks are sometimes referred to as "creation units"; (2) the shares, units or similar interests thereof are listed on a Secondary Market Facility; and, (3) the Fund has, as its investment objective, the ownership of a basket of equity securities, funds and/or other financial instruments (such as futures, options, and other derivatives contracts) in an attempt to replicate substantially the performance of equity securities represented by a single index. As used herein, "Fund" includes any of the above-described pooled investment vehicles that invest in one or more Funds, and also includes open-end mutual funds, indexed warrants, indexed equity instruments, options or futures contracts based on the value of fund shares or the NYSE IPOX Indexes, or other securities that are traded on Secondary Market Facilities but that are not pooled investment vehicles. Notwithstanding the foregoing, as used herein, "Fund" also includes a unit investment trust with an investment strategy that
(1) involves the ownership of a basket of securities and/or other financial instruments in an attempt to replicate substantially the component securities of, and/or the performance of securities represented by, one or more indexes or
(2) is based on one or more indexes but does not attempt to replicate the component securities of, and/or the performance of securities represented by, such indexes.

(c) "NYSE IPOX Index Fund" means a Fund that has an investment strategy that is based on an NYSE IPOX Index or has an investment strategy that is based on any IPOX Index and is generally described on Exhibit A hereto.

(d) "Secondary Market Facility" means any entity or organization that is subject to regulation as an exchange or an electronic communications network ("ECN") and its successor organizations under applicable laws, rules or regulations of the country or jurisdiction in which such entity has a physical presence. For purposes hereof, the term "physical presence" means a location from which the organization or entity conducts exchange or exchange-like operations.

2.      License; Quality.
        ----------------

(a) License Grant to IPOX. Subject to the terms and conditions of this Agreement, NYSEG hereby grants to IPOX a non-transferable (except as specifically provided in Section 16 (a)), non-exclusive license, during the term of this Agreement:

(1) to use the NYSEG Marks identified in Exhibit A as part of the name of the corresponding NYSE IPOX Indexes and NYSE IPOX Index Funds in conjunction with the IPOX Marks (as defined in Section 9) solely in the manner set forth herein; and

(2) to use the NYSEG Marks identified in Exhibit A in connection with the offer, sale, distribution, marketing and promotion of the corresponding NYSE IPOX Indexes and NYSE IPOX Index Funds for the sole purposes of indicating that the NYSE IPOX Indexes are based on the performance of a set or subset of securities (which may include IPOs) listed on NYSE or NYSE Arca ; and

(3) to use the NYSEG Marks as may otherwise be required by any applicable law, rules, regulations or provisions of this Agreement.

No rights to use the NYSEG Marks are granted hereunder other than those specifically described and expressly granted herein.

(b) Quality Standards. IPOX acknowledges and agrees the NYSEG has the right to control the quality of its products, services and activities sold, rendered or undertaken under or in connection with the NYSEG Marks, and that all products, services or activities sold, rendered or undertaken by IPOX under or in connection with the NYSEG Marks pursuant to this Agreement, and all printed and electronic materials using the NYSEG Marks shall comport with such minimum quality standards and specifications as may be provided by NYSEG from time to time.

(c) License Grant to NYSEG. IPOX hereby grants to NYSE the right and license, for the term of this Agreement, to display on its websites (including but not limited to www.nyse.com and .www.archipelago.com) index values (both real-time and delayed), returns, data points and index constituents and to disseminate real-time index values over the Consolidated Tape Association's Network A and Network B, in each case with respect to all NYSE IPOX Indexes.

(d) New Indexes. IPOX may, from time to time, propose to add one or more NYSEG Marks to Exhibit A to be used in conjunction with specified, corresponding IPOX Indexes and NYSE IPOX Index Funds. The parties may, by mutual written consent, so agree to amend Exhibit A.

3.      Sublicenses.
        -----------

(a) IPOX will have the right to sublicense any or all of the rights herein granted to use the NYSEG Marks to the extent applicable to NYSE IPOX Index Funds, provided, however, that IPOX must obtain the prior written consent of NYSEG with respect to sublicensing to any particular NYSE IPOX Index Fund and with respect to the selection of the exchange or market that will list a particular NYSE IPOX Index Fund, each of which may be granted or withheld in NYSEG's sole discretion. The NYSE IPOX Index Funds will not have the further power to sublicense third parties to use the NYSEG Marks. IPOX shall have no other right to sublicense without the prior written consent of NYSEG, which may be granted or withheld in NYSEG's sole discretion.

(b) Any sublicense granted hereunder will require that the sublicensee comply with all of the terms and conditions of this Agreement, including such minimum quality standards and specifications as may be provided by NYSEG from time to time, and will provide, upon termination thereof, that the sublicensee's right to use the NYSEG Marks immediately terminate. No sublicensing shall relieve IPOX of any of its obligations hereunder.

4.      Fees and Payments.
        -----------------

(a) License Fee - Funds. As full and complete consideration for the license granted hereunder for use of NYSEG Marks in connection with NYSE IPOX Indexes that underlie NYSE IPOX Index Funds, IPOX will pay to NYSEG an annual License Fee ("License Fee"), set forth in Exhibit A, for each NYSE IPOX Index Fund, payable as described below in Section 4(c). If a particular NYSE IPOX Index Fund does not measure assets under management, the License Fee shall be calculated in accordance with a comparable measure to be agreed upon by the parties in advance in writing.

(b) License Fee - Indexes Not Underlying Funds. In the event the parties agree to the creation of an NYSE IPOX Index that is not specifically sub-licensed to a Fund, IPOX will pay to NYSE a license fee equal to the greater of $5,000 per year or one third of the revenue generated by such NYSE IPOX Index.

(c) Payment. IPOX will pay the License Fee with respect to each NYSE IPOX Index Fund in quarterly installments based on, in the case of fees describes in
Section 4(a), the average daily balance of assets under management of each NYSE IPOX Index Fund during the prior calendar quarter, and in the case of Section 4(b), where applicable, the revenues generated by such NYSE IPOX Index Fund during the prior calendar quarter. License Fee quarterly installments will be due and payable within thirty (30) days after the end of each calendar quarter. Each installment payment will be accompanied by a statement setting forth the basis for its calculation.

5.      Audit.
        -----

(a) During the term of this Agreement and for a period of one year after its termination, NYSEG will have the right, during normal business hours and upon reasonable notice to IPOX, to audit on a confidential basis the relevant books and records of IPOX to the extent reasonably necessary to determine that License Fees have been accurately determined in accordance with this Agreement. The costs of such audit will be borne by NYSEG, except that IPOX will bear the reasonable costs of such an audit if the audit discloses that IPOX has underpaid License Fees to NYSEG by five percent or more.

(b) If independently audited financial statements for the NYSE IPOX Index Funds are prepared, IPOX shall provide NYSEG with such audited financial statements promptly after receipt thereof by IPOX. To the extent applicable, NYSEG may use such audited financial statements to confirm the accuracy of any one or more calculations of License Fees.

6.      Term and Termination.
        --------------------

(a) Term. Unless terminated earlier in accordance with the terms hereof, the term of this Agreement (the "Term") will commence on the Effective Date and will continue until the fifth anniversary of the Effective Date (the "Initial Term") and thereafter for additional one year periods (each a "Renewal Term") until terminated by notice given by either party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term.

(b) Breach. If a party breaches a material term or condition of this Agreement, the other party may give notice of its intent to terminate based on such breach. Such notice will be effective to terminate this Agreement on the date specified in such notice, provided that such date is at least thirty (30) days after the date of delivery of such notice to the party in breach. The foregoing notwithstanding, this Agreement will not terminate if the breaching party corrects such breach prior to the effective date of termination. Termination pursuant to this subsection will not impair any other rights or remedies of a party pursuant to applicable law.

(c) Damage to Reputation. If either party believes in good faith that material damage or harm is occurring to its reputation or good will by reason of its continued performance hereunder, such party may give written notice of its intent to terminate based on such breach. Such written notice shall specify in detail the nature of the offending action or inaction so that the other party can take corrective action. The notice will be effective to terminate this Agreement on the date specified in such notice, provided that such date is at least thirty (30) days after the date of delivery of such notice and the receiving party has not cured the specified breach.

(d) IPOX Obligations Upon Termination. Upon termination of this Agreement, IPOX will immediately cease all use (other than "fair uses" under the U.S. trademark laws) of the NYSEG Marks, including without limitation the use of any NYSEG Mark as part of any Composite Mark, as soon as legally permissible but in no case later than three (3) business days after termination in the case of use of the NYSEG Marks on the Internet, and in no case later than ninety (90) days after termination in the case of all other uses of the NYSEG Marks.

7.      Certain IPOX Obligations.
        ------------------------

(a) Informational Materials. IPOX will submit to NYSEG for its review and approval all informational materials pertaining to and to be used in connection with the NYSE IPOX Indexes and the NYSE IPOX Index Funds, including, where applicable, all prospectuses, statements of additional information, advertisements, brochures and promotional and any other similar informational materials published via any medium (including the Internet) that in any way use or refer to NYSEG or any of its affiliates, the NYSE IPOX Indexes, or the NYSEG Marks (including but not limited to any use of the trademark or trade name "NYSE") (the "Informational Materials"). "Informational Materials" will not include general references to the NYSE IPOX Indexes in materials that primarily refer to various products sponsored or advised by IPOX other than the NYSE IPOX Indexes or which are otherwise not specifically related to or created for the NYSE IPOX Indexes. NYSEG's approval will be required with respect to the use of and description of NYSEG and its affiliates, the NYSEG Marks and the NYSE IPOX Indexes and will not be unreasonably withheld or delayed by NYSEG. NYSEG's right of approval will be restricted to the description of NYSEG and its affiliates, and the use and description of the NYSEG Marks and the NYSE IPOX Indexes contained in the Informational Materials. Specifically, NYSEG will notify IPOX, by facsimile transmission or electronic mail in accordance with section 16(e) hereof, of its approval or disapproval of any Informational Materials within seven (7) business days (excluding Saturday, Sunday and New York Stock Exchange holidays) following receipt thereof from IPOX. Any disapproval will state NYSEG's reasons therefor. Informational Materials will be addressed to NYSEG, c/o, Lisa Dallmer, at the following address: 11 Wall Street, New York, NY 10005. Once Informational Materials have been approved by NYSEG, subsequent Informational Materials which do not alter the use or description of NYSEG or its affiliates, the NYSEG Marks or the NYSE IPOX Indexes need not be submitted for review and approval by NYSEG.

8.      Ownership and Protection of NYSEG Marks.
        ---------------------------------------

(a) IPOX acknowledges and agrees that, as between IPOX and NYSEG, the NYSEG Marks, and all rights, registrations and entitlements thereto, together with all applications, renewals, extensions and other filings relating thereto, are and will remain the exclusive property of NYSEG, and that all goodwill that attaches to the NYSEG Marks as a result of the use of such marks in Composite Marks will redound to the exclusive benefit of NYSEG.

(b) During the term of this Agreement, NYSEG will use its best efforts to maintain in full force and effect federal registrations for the NYSEG Marks that are federally registered.

(c) IPOX will use commercially reasonable efforts to protect the goodwill and reputation of NYSEG and of the NYSEG Marks in connection with its use of the NYSEG Marks under this Agreement.

(d) Whenever the NYSEG Marks are used in any Informational Material in connection with any of the NYSEG IPOX Indexes, IPOX's name shall appear in close proximity to the NYSEG Marks so that the identity of IPOX, and its status as an authorized licensee of such NYSEG Marks, is clear and obvious.

(e) If at any time NYSEG reasonably determines that IPOX is not properly using the NYSEG Marks in connection with the NYSE IPOX Indexes or the Informational Materials, or that the standard of quality of the NYSE IPOX Indexes or the Informational Materials does not conform to the standards set forth herein or such minimum quality standards and specifications as may be provided by NYSEG from time to time, NYSEG will give written notice to IPOX to such effect. Such notice will set forth in detail the nature of the impropriety of IPOX's usage. Upon receipt of such notice, IPOX will take reasonable commercial efforts to correct such improper usage, so that such usage complies with all required standards set forth herein.

9.      Ownership and Protection of Composite Marks.
        -------------------------------------------

(a) IPOX will identify the NYSE IPOX Indexes on Exhibit B hereto, and may propose from time to time to utilize marks that include both NYSEG Marks and other presently existing or hereafter developed IPOX trademarks or service marks ("IPOX Marks") in connection with proposed future NYSE IPOX Indexes ("Composite Marks"). IPOX may not use any Composite Mark without the prior written consent of NYSEG, which consent (i) may be granted or withheld in NYSEG's sole and unfettered discretion, and (ii) may be subject to certain conditions. IPOX and NYSEG acknowledge that all Composite Marks will be subject to the terms and conditions of this Agreement.

(b) NYSEG acknowledges and agrees that the IPOX Marks are and will remain the exclusive property of IPOX, and that all goodwill that attaches to the IPOX Marks as a result of the use of such marks in Composite Marks will redound to the exclusive benefit of IPOX.

(c) During the Term of this Agreement, NYSEG will continue to own exclusive rights in its constituent NYSEG Marks and IPOX will continue to own exclusive rights in its constituent IPOX Marks, that together comprise the Composite Marks. Neither party shall acquire or claim to own exclusive rights in the Composite Marks. Neither party will register or apply for registration of Composite Marks in any jurisdiction. IPOX will not use the Composite Marks in connection with the creation or marketing of any index other than a NYSE IPOX Index.

(d) Upon termination of this Agreement, neither party will have any right to use the Composite Marks. However, the parties' respective ownership rights will persist in the constituent NYSEG Marks and IPOX Marks that together comprise the Composite Marks.

10.     Protection of the NYSEG Marks and the Composite Marks.
        -----------------------------------------------------

(a) In the event that either party learns of an infringement of a party's intellectual property rights in the NYSE IPOX Indexes, NYSEG Marks, or Composite Marks, or of any use by any person or entity of a trademark, service mark, or trade name confusingly similar to the NYSEG Marks or the Composite Marks, such party agrees to notify the other party.

(b) NYSEG will have the option, but not the obligation, to take action at its expense against such person or entity with respect to the infringement, imitation or use of the NYSEG Marks. In the event NYSEG institutes suit against such person or entity, NYSEG will select counsel of its choice, will control the litigation, will bear the entire cost of such action, and will be entitled to retain any settlement or recovery in connection with such action. IPOX will reasonably cooperate with NYSEG in any such action. If NYSEG chooses not to pursue such action, IPOX may take action against such person or entity to stop such infringement, imitation or use only with NYSEG's prior written consent, which may be granted or withheld in NYSEG's sole discretion. In no event, however, will IPOX be required to take any action IPOX believes would impair or harm the reputation or goodwill of IPOX.

(c) Each party will have the option, but not the obligation, to take action at its expense against such person or entity with respect to the infringement, imitation or use of the NYSE IPOX Indexes or the Composite Marks. In the event a party institutes suit against any person or entity and the other party declines to institute suit, such instituting party will select counsel of its choice, will control the litigation, will bear the entire cost of such action, and will be entitled to retain any settlement or recovery in connection with such action. Each party will reasonably cooperate with the other party in any such action. To the extent that both parties wish to institute suit against any person or entity, the parties will reasonably cooperate in selecting counsel, managing the litigation, bearing the cost of the action, and sharing any settlement or recovery in connection with the action. In no event, however, will either party be required to take any action that such party believes would impair or harm its reputation or goodwill.

(d) IPOX will use the disclaimers set forth in Section 13 when referring to the NYSE IPOX Indexes, the NYSE IPOX Index Funds, or one or more of the NYSEG Marks.

11. Confidentiality. Each party will treat as confidential and will not disclose or transmit to any third party documents or other written materials that are marked as "Confidential and Proprietary" by the providing party ("Confidential Information"). The terms hereof shall be deemed "Confidential Information" for purposes of this Section 11. The preceding notwithstanding, a party may divulge Confidential Information to the NYSE IPOX Index service providers and such party's affiliates, employees, attorneys, accountants, and other professional advisers, in each case provided the disclosee has a need to know such information and is subject to an obligation to maintain the confidentiality of such information. Each party agrees to hold the Confidential Information in confidence and not to disclose the Confidential Information for any purpose whatsoever other than as contemplated by this Agreement and to advise each of its employees or permitted disclosees who may be exposed to the Confidential Information of their obligations to keep the Confidential Information confidential. Confidential Information will not include (i) any information that is available to the public or to the receiving party hereunder from sources other than the providing party (provided that such source is not subject to a confidentiality agreement with regard to such information) or (ii) any information that is independently developed by the receiving party without use of or reference to information from the providing party. Notwithstanding the foregoing, either party may reveal Confidential Information to any regulatory agency or court of competent jurisdiction if such information to be disclosed is
(i) approved in writing by the other party for disclosure or (ii) is required to be disclosed by applicable law, regulation, court order, subpoena, or disclosure is requested by any government agency having regulatory authority over the disclosing party, provided, if permitted by law that prior written notice of such required disclosure is given to the other party and provided further that the providing party will reasonably cooperate with the other party, at such other party's expense, to limit the extent of such disclosure. The provisions of this subsection will survive any termination of this Agreement for a period of five years from disclosure by either party to the other of the last item of such Confidential Information.

12.       Representations and Warranties.
          ------------------------------

(a) Each party represents and warrants that (i) it is duly incorporated, or an entity duly organized, under the laws of the jurisdiction where it is incorporated or organized, is validly existing and in good standing under the laws of such jurisdiction, and has and will have at all times during the term hereof all requisite power and authority, corporate or otherwise, to perform its obligations under and enter into this Agreement; (ii) the execution and delivery of this Agreement has been approved by all necessary entity action; and (iii) the Agreement is enforceable against such party in accordance with its terms, except as limited by bankruptcy and other laws of general application relating to insolvency or the protection of creditors' rights.

(b) Each party represents and warrants that the execution, delivery, and performance by such party of this Agreement will not (i) conflict with or result in a breach of or constitute a default under or result in the termination of any contract, agreement, or other instrument to which such party is a party or by which it is bound or to which any of its assets are subject, or result in the creation of any lien or encumbrance upon any of said party's assets, or impair the ability of the parties hereto to perform their obligations under the Agreement; or (ii) conflict with, violate, or result in a breach of or constitute a default under any judgment, order, decree, law, rule, regulation, or other restriction of any court, government or governmental agency to which such party is subject.

(c) NYSEG warrants that (i) it or one of its affiliates is the owner of rights in the NYSEG Marks; (ii) it has the rights to grant the licenses set forth herein; and (iii) to the knowledge of NYSEG, neither NYSEG's performance of its obligations under this Agreement nor the exercise of any rights licensed hereunder will violate or infringe any U.S. patent, trademark, copyright, license, or other proprietary right of any person not a party to this Agreement (except to the extent NYSEG's breach of warranty arises out of IPOX's breach of warranty under Section 12(d) or IPOX's violation or infringement of any patent, trademark, copyright, license, or other proprietary right of any person not a party to this Agreement). Except as provided in this Section 12(c), NYSEG makes no warranty as to the enforceability of rights in indexes generally or as to any Fund or Fund shares utilizing the NYSEG IPOX Indexes, including the NYSE IPOX Index Funds or NYSE IPOX Index Fund shares with respect to any such non-party rights.

(d) IPOX represents and warrants to NYSEG that (i) it is the owner of the rights to calculate and use the methodology that it utilizes in the IPOX Indexes and will use in the NYSE IPOX Indexes; and (ii) its performance and exercise of its rights under this Agreement (including its use of the NYSE IPOX Indexes and the NYSEG Marks) will not violate any applicable law, including, but not limited to, banking, commodities, or securities laws, or, to IPOX's knowledge, any intellectual property laws or proprietary or commercial rights of any person not a party to this Agreement (except to the extent IPOX's breach of warranty arises out of NYSEG's breach of warranty under Section 12(c) or NYSEG's violation or infringement of any patent, trademark, copyright, license, or other proprietary right of any person not a party to this Agreement). IPOX represents and warrants to NYSEG that the prospectus, the statement of additional information, the registration statement for the NYSEG IPOX Index Funds and any other written materials prepared with the assistance of IPOX or the NYSE IPOX Index Funds for distribution to investors and in connection with the offer or sale of NYSE IPOX Index Funds Shares ("Offering Documents") will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent any such untrue statement or omission was made in reliance on, and in conformity with, information furnished by NYSEG in writing to IPOX expressly for use therein.

13.     Disclaimers.
        -----------

(a) IPOX agrees expressly to be bound by (except to the extent they conflict with NYSEG's representations and warranties in Section 12 hereof) and furthermore to include all of the following disclaimers and limitations, in substantially the form presented herein, in each prospectus relating to the NYSE IPOX Index Funds and upon request to furnish a copy thereof to NYSE. The requirements of this section will be in addition to the requirements of Section 7 hereof:

               The Fund is not sponsored, offered or sold by NYSE Group, Inc. ("NYSEG") or New York Stock Exchange LLC ("NYSE") or any other affiliate of NYSEG. NYSEG is the licensor of certain trademarks and trade names to IPOX Schuster LLC ("IPOX"). The Index [underlying the Fund (the "Index")] is not determined or composed by NYSEG. The Index is determined and composed by IPOX or its agents without regard to NYSE, NYSEG or the Fund. NYSEG and its affiliates make no representation or warranty, express or implied, to the owners of the Fund or any member of the public regarding the advisability of investing in securities generally or in the Fund particularly or the ability of the Fund to track to total market performance of the Index or the ability of the Index to track the appropriate equity market performance. NYSEG and its affiliates are not responsible for and have not participated in the determination of the prices and quantities of shares of the Fund to be issued, or the timing of the issuance or sale of shares or in the determination or calculation of the redemption price per share. NYSEG and its affiliates have no obligation or liability in connection with the administration, marketing or trading of the Index or the Fund.

               NYSEG and its affiliates have no involvement in the determination, composition and calculation of the Index. NYSEG and its affiliates do not guarantee the quality, accuracy and/or the completeness of the Index or any data included therein. NYSEG and its affiliates hereby expressly disclaim and shall have no liability for any errors, omissions, or interruptions therein. NYSEG and its affiliates make no warranty, express or implied, as to the results to be obtained by IPOX, the Fund, the shareholders, or any other person or entity from use of the Index or any data included therein. NYSEG and its affiliates make no express or implied warranties, and expressly disclaim all warranties of merchantability or fitness for a particular purpose or use with respect to the Index or any data included therein. Without limiting any of the foregoing, in no event shall NYSEG or any of its affiliates have any liability for any special, punitive, indirect, or consequential damages (including lost profits), even if notified of the possibility of such damages.

(b) IPOX agrees expressly to be bound by and furthermore to include the following disclaimers and limitations in any Informational Materials (other than prospectuses and registration statements) relating to each Fund and upon request to furnish a copy thereof to NYSEG. The requirements of this section will be in addition to the requirements of Section 7 hereof.

     Neither the Index nor the Fund is sponsored, offered or sold by NYSE Group, Inc. or the New York Stock Exchange LLC. Neither NYSE Group, Inc. nor New York Stock Exchange LLC makes any representation regarding the advisability of investing in the Fund.

(c) Any material changes to the disclaimers and limitations described in Section 13(a) and 13(b) must be approved in advance in writing by an authorized officer of NYSEG. NYSEG retains the right to change the content of the disclaimers and limitations described in Section 13(a) and 13(b) at any time, in its sole discretion, upon written notice to IPOX.

14.     Indemnification.
        ---------------

(a) IPOX will indemnify and hold harmless NYSEG, NYSEG Affiliates, and their respective officers, directors, employees and agents ("NYSE Indemnified Parties") against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) resulting from any claim, action or proceeding brought by a third party (a "Claim") that arises out of or relates to this Agreement, including but not limited to (i) any breach by IPOX of its covenants, representations, or warranties under section 12(d), (ii) the gross negligence or willful misconduct of IPOX, (iii) the creation, redemption, organization, marketing, promotion, advertising, selling, sponsorship, management or operation of the NYSE IPOX Indexes or the NYSE IPOX Index Funds, (including any matter for which liability is disclaimed by NYSEG pursuant to Section 13, above), (iv) any third party claim alleging that the one or more of the IPOX Marks or the Composite Marks, or the creation, redemption, organization, marketing, promotion, advertising, selling, sponsorship, management or operation of the NYSE IPOX Indexes or the NYSE IPOX Index Funds, violates or infringes any U.S. patent, trademark, copyright, license, or other proprietary right of any third party, (v) any breach by IPOX of its covenants, representations and warranties under Section 12(d) of this Agreement, (vi) any violation of applicable laws (including, but not limited to, banking, commodities, and securities laws) arising out of the offer, sale, operation, or trading of NYSE IPOX Index Funds, or (vii) any untrue statement or alleged untrue statement of a material fact in an Offering Document (including any amendments or supplements thereto), or the omission or alleged omission to state therein a material fact necessary to make the statements made therein, in light of the circumstances in which they were made, not misleading, except to the extent any such untrue statement or omission was made in reliance on, and in conformity with, written information furnished by NYSEG to IPOX expressly for use therein; provided, however, that such obligation to indemnify will be conditioned upon (i) the NYSEG Indemnified Parties notifying IPOX promptly of any such Claim, provided that IPOX shall only be relieved of liability to NYSEG under this Section 14(a), if failure to provide such notice is materially prejudicial to IPOX's ability to defend such action; (ii) NYSEG granting IPOX control of defense and/or settlement of such Claim; and (iii) NYSEG cooperating with IPOX in the defense thereof. The foregoing notwithstanding, IPOX will not be obligated to indemnify the NYSE Indemnified Parties with respect to Claims to the extent such Claims arise out of or result from (i) a breach by NYSEG of its covenants, representations or warranties hereunder; (ii) NYSEG's gross negligence or willful misconduct; (iii) any third party claim alleging that one or more of the NYSEG Marks licensed hereunder violate or infringe any U.S. patent, trademark, copyright, license, or other proprietary right of any third party. The NYSEG Indemnified Parties will have the right, at their own expense, to participate in the defense of any claim, action or proceeding against them which is indemnified hereunder; provided, however, they will have no right to control the defense, consent to judgment, or agree to settle any such claim or proceeding, without the written consent of IPOX, without waiving the indemnity hereunder. IPOX, in the defense of any Claim, except with the written consent of NYSEG, will not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to the NYSEG Indemnified Parties of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of the NYSEG Indemnified Parties.

(b) NYSEG will indemnify and hold harmless IPOX, IPOX Affiliates, and their managers, members, officers, directors, employees and agents ("IPOX Indemnified Parties") against any and all judgments, damages, costs or losses of any kind (including reasonable attorneys' and experts' fees) resulting from any Claim that arises out of or results from (i) any breach by NYSEG of its covenants, representations, or warranties under section 12(c), (ii) the gross negligence or willful misconduct of NYSEG, or (iii) any third party claim alleging that one or more of the NYSEG Marks licensed hereunder violate or infringe any U.S. patent, trademark, copyright, license, or other proprietary right of any third party; provided, however, that such obligation to indemnify will be conditioned upon
(i) the IPOX Indemnified Parties notifying NYSEG promptly of any such Claim, provided that NYSEG shall only be relieved of liability to IPOX under this
Section 14(b), if failure to provide such notice is materially prejudicial to NYSEG's ability to defend such action; (ii) the IPOX Indemnified Parties granting NYSEG control of its defense and/or settlement; and (iii) the IPOX Indemnified Parties cooperating with NYSEG in the defense thereof. The foregoing notwithstanding, NYSEG will not be obligated to indemnify the IPOX Indemnified Parties with respect to Claims to the extent such Claims arise out of or result from (i) breach by IPOX of its covenants, representations, or warranties hereunder; (ii) IPOX's gross negligence or willful misconduct or (iii) any third party claim alleging that the creation, redemption, organization, marketing, promotion, advertising, selling, sponsorship, management or operation of any NYSE IPOX Index or NYSE IPOX Index Fund violates or infringes any patent, trademark, copyright, license, or other proprietary right of any third party (except for claims alleging that one or more of the NYSEG Marks licensed hereunder, or the use of the NYSEG Marks, violate or infringe any U.S. patent, trademark, copyright, license, or other proprietary right of any third party). The IPOX Indemnified Parties will have the right, at their own expense, to participate in the defense of any claim, action or proceeding against which they are indemnified hereunder; provided, however, they will have no right to control the defense, consent to judgment, or agree to settle any such claim, action or proceeding, without the written consent of NYSEG, without waiving the indemnity hereunder. NYSEG, in the defense of any Claim, except with the written consent of IPOX, will not consent to entry of any judgment or enter into any settlement which either (i) does not include, as an unconditional term, the grant by the claimant to the IPOX Indemnified Parties of a release of all liabilities in respect of such claims or (ii) otherwise adversely affects the rights of the IPOX Indemnified Parties.

15. Suspension of Performance. Neither NYSEG nor IPOX will bear responsibility or liability for any losses arising out of any delay in or interruptions of their respective performance of their obligations under this Agreement due to any act of God, act of governmental authority, act of the public enemy or due to war, the outbreak or escalation of hostilities, riot, fire, flood, civil commotion, insurrection, labor difficulty, including without limitation, any strike, or other work stoppage or slow down, severe or adverse weather conditions, communications line failure, or other similar cause beyond the reasonable control of the party so affected ("Force Majeure Event").

16.     Other Matters.
        -------------

(a) This Agreement is solely and exclusively between the parties hereto and will not be assigned or transferred by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, except that either party may assign this Agreement to any Affiliate or to any entity which succeeds to all or substantially all of its assets or business.

(b) This Agreement constitutes the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by duly authorized officers of both parties. This Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

(c) No waiver, modification, or amendment of any of the terms and conditions hereof will be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Agreement or to exercise any right or privilege herein conferred will not be construed as a waiver of any such term, condition, right, or privilege, but the same will continue in full force and effect.

(d) No breach, default, or threatened breach of this Agreement by either party will relieve the other party of its obligations or liabilities under this Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Agreement.

(e) Except as set forth in Section 7(a) hereof with respect to Informational Materials, all notices and other communications under this Agreement will be (i) in writing, (ii) delivered by hand, by Express or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party will specify by a written notice to the other and (iii) deemed given upon receipt.

   Notice to NYSEG:        NYSE Group, Inc.
                           11 Wall Street
                           New York, NY 10004
                           Attn: Lisa Dallmer
                           Fax #: (212) 656-2737
                           Email: ldallmer@nyse.com


   Notice to IPOX:         IPOX Schuster LLC
                           141 West Jackson Boulevard
                           Chicago, Illinois 60604
                           Attn:  Josef A. Schuster
                           Fax #: (312) 264-4401

(f) This Agreement will be interpreted construed and enforced in accordance with the laws of the State of New York, without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Agreement may be brought and prosecuted only in the state and federal courts sitting in the State of New York, County of New York, and by execution of this Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum. Each party hereto hereby waives any right it may have in the future to a jury trial in connection with any legal action, proceeding controversy or claim between the parties arising out of or relating to this Agreement.

(g) The parties hereto are independent contractors. Nothing herein will be construed to place the parties in the relationship of partners or joint ventures, and neither party will acquire any power, other than as specifically and expressly provided in this Agreement, to bind the other in any manner whatsoever with respect to third parties.

(h) This Agreement may be executed in counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(i) The following sections will survive termination of the Agreement: 5 (to the extent stated therein), 6(d), 8, 9, 10, 11, 12, 14 and 16. All other rights and obligations under this Agreement will terminate as of the effective date of termination.

        IN WITNESS WHEREOF, the parties have caused this Agreement to be executed as of the date first set forth above.

IPOX SCHUSTER LLC                            NYSE GROUP, INC.


By: ____________________                     By: ____________________
    Name:                                        Name:
    Title:                                       Title:





                                    EXHIBIT A

                       NYSEG MARKS; IPOX INDEXES AND FUNDS

                                (REV. 8-__-2006)

-------------------- --------------------------------------- --------------------------------- --------------------------------
NYSEG MARK           NYSE IPOX INDEX OR INDEX                NYSE IPOX INDEX FUND              LICENSE FEE
-------------------- --------------------------------------- --------------------------------- --------------------------------
NYSE(R)              NYSE U.S. IPOX Composite Index          NYSE IPOX Focus 15 Portfolio      1.5 basis points (0.015%) on
                                                             [Series]                          average daily assets under
                                                                                               management
-------------------- --------------------------------------- --------------------------------- --------------------------------
NYSE(R)              IPOX-100 Index1                         NYSE IPOX Focus 15 Portfolio      1.5 basis points (0.015%) on
                                                             [Series]                          average daily assets under
                                                                                               management
-------------------- --------------------------------------- --------------------------------- --------------------------------
NYSE(R)                NYSE IPOX Composite Plus
-------------------- --------------------------------------- --------------------------------- --------------------------------



                                    EXHIBIT B

                    DESCRIPTIONS OF NYSE IPOX COMPOSITE INDEX

                                (REV. 8-__-2006)

THE NYSE IPOX COMPOSITE (INFORMATIONAL DESCRIPTION)

 The NYSE IPOX Composite is a modified market capitalization-weighted index which measures the performance of those companies in the IPOX Composite U.S. which were initially listed on the New York Stock Exchange (no listing transfers).

The NYSE IPOX Composite is quarterly reviewed according to March, June, September and December Options and Futures Expiration Cycles. Specifically, as of close of the second Wednesday in the quarter, the constituents of the IPOX-Composite U.S. are ranked by full market capitalization. The NYSE listings ranked by full market capitalization in the IPOX Composite U.S. Index trading within their 1000th trading day anniversary at the time of the forthcoming quarterly expiration are then declared NYSE IPOX Composite constituents. The reconstitution is effective on the Monday following option expiration Friday.

The influence of the largest constituents in the NYSE IPOX Composite is capped at 10 percent on the quarterly reconstitution event. Note that during reconstitution periods, the weighting of individual constituents may well exceed 10 percent. On a quarterly basis, the influence of the constituents with more than 5 percent weighting cannot together exceed 50 percent.

IPOX Schuster LLC targets for inclusion in the NYSE IPOX Composite all IPOs and spin-offs initially listed on the NYSE and assumes adequate liquidity of these securities. Should any of these securities have inadequate liquidity for entry or should inadequate liquidity arise during index membership, it may be subject for exclusion.

IPOX(R)U.S. INDEXES (INFORMATIONAL DESCRIPTION)
Companies must have a minimum market capitalization of USD 50m, calculated by multiplying the number of shares outstanding times the closing price after the first day of trading.

Companies must have minimum float of approximately 15 percent at the IPO date, defined as the fraction of shares issued and total number of shares outstanding. Shares allocated to underwriters in the 30-day post IPO period (overalottment option) are not considered.

Companies experiencing abnormally large underpricing are automatically excluded from consideration. Underpricing. is defined as the percentage difference between the final offering price and the first close. Abnormal is defined as substantially exceeding the average equally-weighted underpricing of U.S. IPOs between 1975 and 2005 by three standard deviations. Underpricing. is defined as the difference between the final offering price and the first close. As of August 2006, IPOs experiencing initial returns of above approximately 49.50% are automatically excluded from consideration.

Companies that have issued common stock only and spin-offs are considered. Examples of equity classes which are not eligible for index membership include:
Investment Companies, Real Estate Investment Trusts (REITs), Unit Offerings, Closed-end Funds, Preference Shares, (Tracking Stocks, American Depository Receipts (ADRs), American Depository Shares (ADSs), Limited Partnerships, foreign offerings, listing transfers, dual listings and similar offerings.

----------------
     1 For the purposes of the initial NYSE IPOX Index Fund, the reference Index shall be the subset of companies in the IPOX-100 Index that were initially listed on the NYSE until such time as the NYSE IPOX Composite is calculated in real time.


                              SUBLICENSE AGREEMENT

   This Sublicense Agreement (the "Sublicense Agreement"), dated as of August 24, 2006 is made by and between IPOX Schuster LLC ("Sublicensor") and Van Kampen Funds Inc. ("Sublicensee").

                                   WITNESSETH:

   WHEREAS, pursuant to that certain License Agreement dated as of August __, 2006, by and between NYSE Group, Inc. ("NYSEG") and Sublicensor (the "License Agreement"), NYSEG has granted Sublicensor a license to use and sublicense certain NYSEG Marks and Composite Marks (as defined in the License Agreement) in connection with, among other things, the establishment, offering, sale, distribution, marketing and promotion of certain NYSE IPOX Indexes and NYSE IPOX Funds (each as defined in the License Agreement); and

   WHEREAS, Sublicensee wishes to obtain, and Sublicensor wishes to grant, a license to use the NYSEG Marks and/or Composite Marks in connection with the establishment, offering, sale, distribution, marketing and promotion of one or more unit investment trusts that each have an investment strategy that is based on an NYSE IPOX Index or has an investment strategy that is based on any IPOX Index (the "Trusts") and uses one or more NYSE Marks in connection therewith.

   NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained herein, the parties hereto agree as follows:

     1. All capitalized terms used herein shall have the meanings assigned to them in the License Agreement unless otherwise defined herein.

     2. License. Subject to the terms and conditions of this Sublicense Agreement and the License Agreement, Licensor hereby grants to the Trust a non-exclusive and non-transferable (except as provided in Section 16 of the License Agreement) sublicense to use the NYSE Marks in connection with the establishment, offer, sale, distribution, marketing and promotion of the Trusts.

     3. Sublicensee acknowledges that it has received and read a copy of the License Agreement. Except as described herein, Sublicensee agrees to obligate itself to all the provisions thereof as if Sublicensee were the Licensee thereunder but only insofar as such obligations arise out of or relate to the Trusts, other than the obligation to pay the License Fees imposed by Section 4 of the License Agreement, which shall be paid by Sublicensor as Licensee thereunder to NYSEG. This Sublicense Agreement shall not relieve Sublicensor of any of its obligations under the License Agreement. Sublicensor represents and warrants that it has obtained any and all prior consents of NYSEG with respect to the sublicense granted hereunder with respect to the Trusts as required by the License Agreement, including, without limitation, the consent required by Section 3 of the License Agreement.

     4. Fees. As full and complete consideration for the sublicense granted herein, Sublicensee shall pay Sublicensor an annual license fee (the "Sublicense Fee") of 1.5 basis points (0.015%) of the average daily net asset value of the Trusts. Sublicensee will pay the Sublicense Fee in quarterly installments based on the average daily net asset value of all Trusts outstanding during the prior calendar quarter. Sublicense Fee quarterly installments will be due and payable within thirty (30) days after the end of each calendar quarter.

     5. Term. (a) Unless terminated earlier in accordance with the terms hereof, the term of this Sublicense Agreement (the "Term") will commence on the date hereof and will continue until the fifth anniversary of such date (the "Initial Term") and thereafter for additional one year periods (each a "Renewal Term") until terminated by notice given by either party at least one hundred eighty (180) days prior to the end of the Initial Term or any Renewal Term.

          (b) If a party breaches a material term or condition of this Sublicense Agreement, the other party may give notice of its intent to terminate based on such breach. Such notice will be effective to terminate this Sublicense Agreement on the date specified in such notice, provided that such date is at least thirty (30) days after the date of delivery of such notice to the party in breach. The foregoing notwithstanding, this Sublicense Agreement will not terminate if the breaching party corrects such breach prior to the effective date of termination. Termination pursuant to this paragraph will not impair any other rights or remedies of a party pursuant to applicable law.

     6. Notices. All notices and other communications under this Sublicense Agreement will be (i) in writing, (ii) delivered by hand, by express or certified mail, return receipt requested, or by facsimile transmission to the address or facsimile number set forth below or such address or facsimile number as either party will specify by a written notice to the other and (iii) deemed given upon receipt.

         If to Sublicensor:

                           IPOX Schuster LLC
                           141 West Jackson Boulevard
                           Chicago, Illinois 60604
                           Attn: Josef Schuster
                           Fax #: (312) 264-4401

         If to Sublicensee:

                           Van Kampen Funds Inc.
                           1 Parkview Plaza
                           P.O. Box 5555
                           Oakbrook Terrace, IL 60181-5555
                           Attn:  Steve Massoni
                           Fax #: (630) 684-8390

                           With copy to :

                           Van Kampen Investments Inc.
                           1221 Avenue of the Americas
                           New York, NY 10020
                           Attn:  Office of the General Counsel
                           Fax #: (212) 762-9544

     7. Other Matters. (a) This Sublicense Agreement is solely and exclusively between the parties hereto and will not be assigned or transferred by either party without the prior written consent of the other party, such consent not to be unreasonably withheld, except that either party may assign this Sublicense Agreement to any affiliate or to any entity which succeeds to all or substantially all of its assets or business.

          (b) This Sublicense Agreement and the License Agreement constitute the entire agreement of the parties hereto with respect to its subject matter and may be amended or modified only by a writing signed by both parties. This Sublicense Agreement and the License Agreement supersedes all previous agreements between the parties with respect to the subject matter of this Sublicense Agreement. There are no oral or written collateral representations, agreements, or understandings except as provided herein.

          (c) No waiver, modification, or amendment of any of the terms and conditions hereof will be valid or binding unless set forth in a written instrument signed by duly authorized officers of both parties. The delay or failure by any party to insist, in any one or more instances, upon strict performance of any of the terms or conditions of this Sublicense Agreement or to exercise any right or privilege herein conferred will not be construed as a waiver of any such term, condition, right, or privilege, but the same will continue in full force and effect.

          (d) No breach, default, or threatened breach of this Sublicense Agreement by either party will relieve the other party of its obligations or liabilities under this Sublicense Agreement with respect to the protection of the property or proprietary nature of any property which is the subject of this Sublicense Agreement.

          (e) This Sublicense Agreement will be interpreted construed and enforced in accordance with the laws of the State of New York, without reference to or inclusion of the principles of choice of law or conflicts of law of that jurisdiction. It is the intent of the parties that the substantive law of the State of New York govern this Sublicense Agreement and not the law of any other jurisdiction incorporated through choice of law or conflicts of law principles. Each party agrees that any legal action, proceeding, controversy or claim between the parties arising out of or relating to this Sublicense Agreement may be brought and prosecuted only in the state and federal courts sitting in the State of New York, County of New York, and by execution of this Sublicense Agreement each party hereto submits to the exclusive jurisdiction of such court and waives any objection it might have based upon improper venue or inconvenient forum.

   IN WITNESS WHEREOF, the parties hereto have executed this Sublicense Agreement as of the date first set forth above.

                                IPOX SCHUSTER LLC

                       By: _______________________________

                      Title:______________________________



                              VAN KAMPEN FUNDS INC.

                       By:_______________________________

                       Title:_____________________________